Exhibit 2.5
Dated: February 26, 2007
Jesper Lindorff
C-12C, DLF Supermart I
DLF Phase IV, Gurgaon
Haryana, 122002, India
Dear Mr. Lindorff:
This letter will confirm our understanding and agreement with you to purchase all of your shares of CONTINUUM SYSTEMS PRIVATE LIMITED, a company formed under the laws of India (“Continuum”), solely for shares of common stock of CANEUM, INC., a Nevada, USA, corporation (“Caneum”). It is agreed and understood that your shares will be purchased and held by CANEUM ASIA PACIFIC PTE. LTD., a Singapore corporation and wholly owned subsidiary of Caneum (“Caneum Asia Pacific”). The following are the terms and conditions of the stock purchase:
1. On the closing date (as defined below), you agree to sell and transfer all of your stock of Continuum, consisting of 42,689 shares of common stock (the “Continuum Shares”), solely for and in consideration for 260,761 shares of common stock of Caneum. At closing, the Continuum shares will be transferred and delivered to Caneum Asia Pacific and Caneum will instruct its transfer agent to issue a stock certificate in your name and deliver such stock certificate to you.
2. The closing of this letter agreement will occur not later than five business days following the date upon which you obtain approval from appropriate regulatory agencies in India. If for any reason closing has not occurred on or before June 30, 2007, this letter agreement shall terminate and shall be null and void. The parties shall determine the time and place for closing promptly following your receipt of necessary regulatory approvals.
3. As a condition of closing, you agree to furnish Caneum a duly executed standard Investor Representation Form, a copy of which is attached to this letter agreement and incorporated herein.
4. You represent that other than your agreement to sell the Continuum Shares to Caneum Asia Pacific, you own the Continuum Shares free and clear of any restrictions on transfer (other than any restrictions under the Reserve Bank of India, FEMA and ROC), taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. You further represent that other than your agreement to sell the Continuum Shares to Caneum Asia Pacific, you are not a party to any option, warrant, purchase right, or other contract or commitment that could require you to sell, transfer, or otherwise dispose of the Continuum Shares. You further represent that you are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Continuum Shares.

170 Newport Center Drive, Suite 210, Newport Beach, CA 92660
Telephone (949) 273 4000

Jesper Lindorff
Dated:

5. Caneum represents that the Caneum Shares, when issued and delivered, will be legally issued, fully paid, and non-assessable outstanding shares of common stock of Caneum.
6. The parties hereto agree that any controversy, dispute or claim arising out of or relating to this letter agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties may refer the dispute to arbitration of a sole arbitrator in accordance with the provisions of the Arbitration and Conciliation Act, 1996. The arbitration proceedings shall be held at New Delhi, India, and shall be conducted in the English language. Each party shall bear its own cost for the arbitration proceedings.
Each of the parties agrees to use its/his respective best efforts to close the transaction contemplated in this letter agreement as soon as practicable after the date hereof. By signing this letter agreement below, each of the parties represents and warrants that he or it is duly authorized to enter into and execute this letter agreement. Please indicate your agreement to the foregoing by executing and returning to the undersigned a copy of this correspondence. Please sign and date this Letter in the space provided below to confirm your understanding of the terms of this letter agreement and return a signed copy to the undersigned.

Very truly yours,

/s/ Suki Mudan Suki Mudan, President Caneum Inc.

Acknowledged and agreed to by Caneum Asia Pacific Pte. Ltd.

/s/ Suki Mudan Suki Mudan, Chairman

Acknowledged and agreed as of the above date:

/s/ Jesper Lindorff Jesper Lindorff	Date: March 20, 2007

170 Newport Center Drive, Suite 210, Newport Beach, CA 92660
Telephone (949) 273 4000